UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: June 10, 2016
Date of Earliest Event Reported: June 9, 2016
MID-CON ENERGY PARTNERS, LP
(Exact name of registrant as specified in its charter)

Delaware	001-35374	45-2842469
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2501 North Harwood Street, Suite 2410
Dallas, Texas
(Address of principal executive offices)
75201
(Zip code)
(972) 479-5980
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mid-Con Energy Partners, LP (the “Partnership”) announces that it is relocating its corporate headquarters from Dallas, Texas to Tulsa, Oklahoma and closing its Dallas office. Due to this relocation, on June 9, 2016, Michael D. Peterson informed Mid-Con Energy GP, LLC, the general partner of the Partnership (the “General Partner”), that he intends to resign his position as Vice President and Chief Financial Officer. Mr. Peterson will continue to serve in his current role through July 31, 2016.
On June 10, 2016, in connection with Mr. Peterson’s resignation, Mr. Peterson and Mid-Con Energy Operating, LLC (“Mid-Con”) entered into a Separation Agreement that provides the following:
•
Payment of a lump sum equal to three (3) months of his current base salary, less all required government payroll deductions and withholdings;
•
A standard release of claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, in each case, in favor of Mid-Con, its predecessors, successors, affiliates, parent, subsidiaries and partners and each of those entities’ employees, officers, directors and agents;
•
A confirmation of Mr. Peterson’s confidentiality and proprietary information obligations; and
•
A non-solicitation in favor of Mid-Con, its predecessors, successors, affiliates, parent, subsidiaries and partners, for a period ending on July 31, 2017.
Effective August 1, 2016, the General Partner has appointed Matthew R. Lewis, 30, as Vice President and Chief Financial Officer of the General Partner. Since 2011, Mr. Lewis has served in various roles with the Partnership, including most recently as Director of Strategic Planning and Financial Analysis.

Mr. Lewis will receive salary and benefits, and will participate in the Mid-Con Energy Partners, LP Long-Term Incentive Program, as amended, at levels commensurate with his employment grade level and position.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MID-CON ENERGY PARTNERS, LP
By: Mid-Con Energy GP, LLC,
its general partner

Date: June 10, 2016	By:	/s/ Charles L. McLawhorn, III
Charles L. McLawhorn, III Vice President, General Counsel and Secretary